Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925
March 21, 2005	NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. TO RECORD NON-CASH CHANGE

TO FINANCIAL STATEMENTS FOR LEASE ACCOUNTING

DEERFIELD, Ill. - Walgreen Co. (NYSE, NASDAQ: WAG) today said it will change its method of accounting for leases to conform to the recently expressed views of the Securities and Exchange Commission. The adjustments will result in the company restating its financial statements for the first quarter of fiscal 2005 and for fiscal years 2004, 2003 and 2002. The adjustments aren't material to any one year and have no effect on historical or future cash flows.

Historically, when accounting for leases, the company recorded rent expense on a straight-line basis over the firm term of the lease, with the term commencing when actual rent payments began. Depreciation of buildings on leased land occurred over a period that may have included both the firm term of the lease as well as certain option periods.

The company will revise its accounting such that the commencement date of all lease terms will be the earlier of the date the company becomes legally obligated to make rent payments or the date the company has the right to control the property. Additionally, the company will recognize rent expense on a straight-line basis over a time period that equals or exceeds the time period used for depreciation of buildings on leased land.

The cumulative effect of these adjustments is estimated to be $148.3 million pre-tax ($92.4 million after-tax or $.09 per share, diluted), of which $6.5 million pre-tax ($4.1 million after-tax or $.00 per share, diluted) relates to the three months ended Nov. 30, 2004; $16.6 million pre-tax ($10.4 million after-tax or $.01 per share, diluted) relates to the fiscal year ended Aug. 31, 2004; $17.0 million pre-tax ($10.6 million after-tax or $.01 per share, diluted) relates to the fiscal year ended Aug. 31, 2003; and $17.9 million pre-tax ($11.1 million after-tax or $.01 per share, diluted) relates to the fiscal year ended Aug. 31, 2002. The effect of the adjustments for all fiscal years prior to 2002 is estimated to be $90.3 million pre-tax ($56.2 million after-tax or $.06 per share, diluted). The estimates are subject to change as the company completes its restatement. Restated consolidated financial statements will be filed with the SEC as soon as practicable. A form 8-K will be filed today.

Walgreen Co. is the nation's largest drugstore chain with fiscal 2004 sales of $37.5 billion. The company operates 4,738 stores in 45 states and Puerto Rico, and plans to open about 450 new stores nationwide in fiscal 2005. Walgreens also provides additional services to pharmacy patients and prescription drug plans through Walgreens Health Initiatives (a pharmacy benefits manager), Walgreens Mail Service, Walgreens Specialty Pharmacy and Walgreens Home Care.

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